EXHIBIT 99.(d)(19)
                              CERTIFICATE OF MERGER

                                       OF

                    INTERNATIONAL TECHNICAL DISTRIBUTORS, INC.

                                      INTO

                                   REXEL, INC.

               (Under Section 905 of the Business Corporation Law)

It is hereby certified by the corporation named herein as the surviving corporation as follows:

FIRST: The Board of Directors of International Technical Distributors, Inc. has adopted a plan of merger setting forth the terms and conditions of merging International Technical Distributors, Inc. with and into its subsidiary Rexel, Inc.

SECOND:   The name of the parent corporation to be merged, the certificate of incorporation of which was filed by the Department of State on December 5, 1986, is International Technical Distributors, Inc.

THIRD:    The name of the surviving corporation, the certificate of
incorporation of which was filed by the Department of State on March 2, 1866, is Rexel, Inc., a subsidiary of International Technical Distributors, Inc. (the
"Surviving Corporation").    The name under which Rexel, Inc. was formed is
Willcox & Gibbs Sewing Machine Company.

FOURTH:   As of immediately prior to the effective date of the merger (as provided in paragraph SIXTH below), the issued and outstanding shares of capital stock of International Technical Distributors, Inc. consisted of 10,286.5 shares of common stock, par value $.01 per share. As of immediately prior to the effective date of the merger, the issued and outstanding shares of capital stock of Rexel, Inc. consisted of 26,072,590 shares of common stock, par value $1.00 per share, of which 24,773,937 shares are owned by International Technical Distributors, Inc. and one share is owned by Rexel S.A., the sole shareholder of International Technical Distributors, Inc.

FIFTH:    On the effective date of the merger, by virtue of the merger and without any action of the part of International Technical Distributors, Inc., Rexel, Inc. or the holders of any of the following securities:

     1) The share of common stock, par value $1.00 per share, of Rexel, Inc. issued and outstanding immediately prior to the effective date of the merger owned directly by Rexel S.A. shall remain issued and outstanding and no payment or distribution shall be made with respect thereto;

     2) Each share of common stock, par value $1.00 per share, of Rexel, Inc. issued and outstanding immediately prior to the effective date of the merger owned directly by International Technical Distributors, Inc. shall be cancelled and no payment or distribution shall be made with respect thereto.

     3) Each share of common stock, par value $1.00 per share, of Rexel, Inc. issued and outstanding immediately prior to the effective date of the merger other than shares owned directly or indirectly by Rexel S.A. and shares owned by Rexel, Inc. as treasury stock shall be canceled and, subject to Section
623 of the Business Corporation Law, shall be converted automatically into the right to receive from Rexel, Inc. an amount equal to $22.50 in cash payable, without interest, to the holder of each such share, upon surrender of the certificate that formerly evidenced such share;

     4) Each share of common stock, par value $1.00 per share, of Rexel, Inc. that is owned by Rexel, Inc. as treasury stock shall be cancelled and no payment or distribution shall be made with respect thereto; and

     5) All shares of common stock, par value $.01 per share, of International Technical Distributors, Inc. issued and outstanding immediately prior to the effective date of the merger shall be converted into 13,161,480 shares of the Surviving Corporation which shall be issued to Rexel S.A.

SIXTH:    The effective date of the merger is December 30, 1997.

SEVENTH: The merger has been approved by the sole shareholder of International Technical Distributors, Inc. in accordance with paragraph (a) of section 903 (Authorization by shareholders) of the Business Corporation Law.

IN WITNESS WHEREOF, the undersigned have subscribed and affirm as true under the penalties of perjury this certificate this 23rd day of December, 1997.

                                        REXEL, INC.

                                        s/Gilles P. Guincard

                                        Gilles P. Guinchard, President

                                        s/ Jon O. Fullerton

                                        Jon O. Fullerton, Secretary